Exhibit 10.18

June 28, 2019

Gary Hattersley, Ph.D. 22

Brandymeade Circle

Stowe, MA 01775

Re: Offer Letter for Chief Scientific Officer

Dear Gary:

Nuvation Bio Inc. (the "Company") is pleased to offer you the position of Chief Scientific Officer on the terms set forth in this letter agreement (the "Agreement").

You will be responsible for leading and overseeing scien1ific research. drug discovery and pre-clinical development of all assets/programs and will report to me. You will work at our offices located in New York, New York, although I recognize you will be commuting from Boston and have personal obligations outside of New York. You shall devote your best efforts and full business time. skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company's general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion.

Your salary will be paid at the annual rate of $425,000. less payroll deductions and withholdings, paid in accordance with the Company's payroll practices as in effect from time to time. As an exempt salaried employee, you will not be entitled to overtime compensation. The Company may change compensation and benefit plans from time to time in its discretion without advance notice. You will be eligible for annual cash incentive bonus with a target of 40% of salary. which will be payable based on performance against predetermined objectives as set by the Company's Board of Directors (the "Board") and executive management team. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. The bonus is not earned until paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

Gary Hattersley, Ph.D.

You will be eligible to participate in all benefit programs currently available to all employees at your level provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The company has put together a rich health benefit program for you and your dependents at a minimal cost. These benefits include medical, dental, vision, life insurance, short term and long-term disability, and 401 (k) retirement pion. The company will contribute 95% of the premiums for both the medical and dental pion for all levels of coverage, but will not contribute to any deductibles or copays. These benefits ore subject to the rules, terms and conditions for participation of the applicable benefit plans and policies.

Subject to approval by the Board, under the Company's 2019 Equity Incentive Plan (the "Plan"), the Company will grant you on option to purchase 2,035,300 shores of the

Company's Common Stock at fair market value as determined by the Board as of the date of grant (the "Option"). The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, subject to your continuous service with the Company on each such vesting date. No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting or employment.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have on obligation of confidentiality. Rother, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment with Company will be "at-will." This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, and the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Gary Hattersley, Ph.D.

This offer may be contingent upon a background check clearance, reference check,

and satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company's request to facilitate these processes.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the ECIIAA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Seattle, Washington by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your ECIIAA. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual

Gary Hattersley, Ph.D.

harassment claims, in the event you intend to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with o court, while any other claims will remain subject to mandatory arbitration.

This Agreement, together with your ECIIAA, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other agreements or promises by anyone, whether oral or written. including, for avoidance of doubt, the previous offer letter dated March 15, 2019. It is entered into without reliance on any promise or representation other than those expressly contained herein. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company's discretion in this Agreement, must be mode in a written agreement signed by you and a duly authorized officer of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable low, but if any provision of this Agreement is determined to be invalid or unenforceable, in whole or in port, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in o manner consistent with the intent of the parties insofar as possible under applicable low. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the lows of the State of New York.

Please sign and date this Agreement, and the enclosed Employee Confidential

Information and Inventions Assignment Agreement, and return them to me by July 8,

2019, if you wish to accept employment at the Company under the terms described above. You must also sign and complete the attached general statement regarding overtime pay required by the State of New York. If you accept our offer, we would like you to start as soon as possible.

Gary Hattersley, Ph.D.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ David Hung, M.D.

David Hung, M.D.

Founder, President and Chief Executive Officer

Understood and accepted:

/s/ Gary Hattersley, Ph.D.

Gary Hattersley

June 30, 2019

Date

Exhibit A: Employee Confidential Information and Inventions Assignment Agreement

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT TO BE SENT SEPARATELY